Exhibit 10.1
Schedule of Nonemployee Director Compensation
(Effective January 1, 2006)

Standard Compensation
Board Member Standard Retainer	$49,000
Board Meeting Fee (per meeting)	$2,000
Committee Meeting Fee (per meeting)	$1,500

Special Retainers
Lead Independent Director Retainer	$50,000
Audit Committee Chairman Retainer	$20,000
Risk Management Committee Chairman Retainer	$15,000
Compensation Committee Chairman Retainer	$15,000
Executive Committee Chairman Retainer	$—
Nominating and Corporate Governance Committee Chairman Retainer	$—
All retainers will be paid quarterly, with 60% paid in the form of fully vested stock grants and 40% paid in cash. Meeting fees will be paid in cash.